UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): March 31, 2025
CASTELLUM, INC.
(Exact name of Registrant as specified in its charter)

Nevada	001-41526	27-4079982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1934 Old Gallows Road, Suite 350
Vienna, VA 22182
(Address of principal executive offices, including zip code)
(703) 752-6157
(Registrant’s telephone number, including area code)
Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CTM	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a material definitive agreement.
On March 31, 2025, Castellum, Inc. (the "Company") amended the terms of the employment agreement dated July 1, 2024 by and between the Company and its Executive Vice President Strategy and General Counsel, Jay O. Wright (the "Wright Employment Agreement"), to extend the term for a nine-month period, expiring on December 31, 2025 (the "Wright Amendment"). All other terms of the Wright Employment Agreement remain unchanged.

As previously disclosed by the Company, pursuant to the terms of the Wright Employment Agreement, Mr. Wright will be entitled to an annual base salary of $270,000, a monthly health insurance stipend of $4,000, and an annual discretionary bonus at the sole discretion of the Company's Compensation, Culture, and People Committee (the "Compensation Committee").

On April 3, 2025, Castellum, Inc. (the "Company") amended the terms of the employment agreement dated July 1, 2024 by and between the Company and its President and Chief Executive Officer, Glen R. Ives (the "Ives Employment Agreement"), to extend the term for a one-year period, expiring on June 30, 2026 (the "Ives Amendment"). All other terms of the Ives Employment Agreement remain unchanged.

As previously disclosed by the Company, pursuant to the terms of the Ives Employment Agreement, Mr. Ives will be entitled to an annual base salary of $300,000 (increased to $309,000 effective July 1, 2025), and will be eligible for a maximum annual cash incentive and discretionary bonus equal to up to one hundred percent (100%) of his annual base salary. To be eligible to receive the annual cash incentive bonus amount, which is up to fifty percent (50%) of his annual base salary, the Company must achieve certain performance thresholds. The discretionary bonus, which is also equal to up to fifty percent (50%) of his base salary, is at the sole discretion of the Company's Compensation Committee.

If Messrs. Ives and Wright terminate their employment with the Company without good reason or their employment is terminated (i) as a result of their death, (ii) by the Company after a determination of a disability, or (iii) by the Company for cause, the Company will pay or provide Messrs. Ives and Wright (a) those benefits as required by law, (b) for any earned but unpaid base salary, (c) for the reimbursement of unreimbursed business expenses, and (d) for the payment of unpaid performance bonus for any fiscal year ended prior to the termination date. In addition, if Messrs. Ives’s or Wright's employment is terminated by the Company without cause or by him for good reason, then Messrs. Ives and Wright shall be entitled to receive the executives' base salary for a period equal to the earlier of (x) twelve (12) months following the termination date and (y) the date on which the employment period would have expired had the employment period not been terminated earlier by the Company without cause or by Messrs. Ives or Wright without good reason (the “Executives' Severance Payments”). In order to qualify for the Executives' Severance Payments the executive must execute and not revoke a mutual release agreement in a form reasonably acceptable to the Company. The Ives Employment Agreement and the Wright Employment Agreement each contain customary confidentiality restrictions, non-disparagement covenants, and non-solicitation covenants with respect to our employees, consultants, and customers and permit Mr. Ives and Mr. Wright to participate in those benefit plans generally available to all employees of the Company.

The information contained in this Item 1.01 regarding the Wright Amendment and the Ives Amendment is qualified in its entirety by the copy of each agreement attached to this Current Report on Form 8-K, as Exhibit 10.1 and Exhibit 10.2 respectively, and incorporated herein by reference. The Wright Employment Agreement and the Ives Employment Agreement were previously disclosed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 3, 2024, as Exhibits 10.2 and 10.1, respectively.

On April 3, 2025 the Company entered into an at-will employment arrangement with David T. Bell, the Company's Chief Financial Officer, the terms of which are effective May 1, 2025. Notwithstanding the at-will arrangement, each party has agreed to provide the other party sixty (60) days advanced notice prior to terminating the employment arrangement.While employed by the Company, Mr. Bell will be entitled to an annual base salary of $290,000, and to participate in those benefit plans generally available to all employees of the Company.

Item 5.02 Departure of directors or certain officers; election of directors; appointment of certain officers; compensatory arrangements of certain officers.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit Title
10.1	Amendment dated March 31, 2025 to Employment Agreement with Jay O. Wright
10.2	Amendment dated April 3, 2025 to Employment Agreement with Glen R. Ives
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASTELLUM, INC.

Date: April 4, 2025	By:	/s/ Glen R. Ives
	Name:	Glen R. Ives
	Title:	Chief Executive Officer (Principal Executive Officer)